SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                                  Cardima, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    14147M106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 14147M106                                             13 G                   Page 2 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Olympic Venture Partners III, L.P. ("OVP III")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      421,326  shares  except  that  OVMC
     OWNED BY EACH REPORTING                 III,  the  general  partner  of OVP
              PERSON                         III,  and Messrs.  Clute,  Langeler
               WITH                          and Waite,  the general partners of
                                             OVMC  III,  may be  deemed  to have
                                             shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             421,326  shares  except  that  OVMC
                                             III,  the  general  partner  of OVP
                                             III,  and Messrs.  Clute,  Langeler
                                             and Waite,  the general partners of
                                             OVMC  III,  may be  deemed  to have
                                             shared  power to  dispose  of these
                                             shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       421,326
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                   [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   5.20%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 14147M106                                             13 G                   Page 3 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     OVP III Entrepreneurs Fund, L.P. ("OVP III EF")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      22,174 shares except that OVMC III,
     OWNED BY EACH REPORTING                 the general  partner of OVP III EF,
              PERSON                         and  Messrs.  Clute,  Langeler  and
               WITH                          Waite, the general partners of OVMC
                                             III,  may be deemed to have  shared
                                             power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------
                                    2        SOLE DISPOSITIVE POWER
                                             22,174 shares except that OVMC III,
                                             the general  partner of OVP III EF,
                                             and  Messrs.  Clute,  Langeler  and
                                             Waite, the general partners of OVMC
                                             III,  may be deemed to have  shared
                                             power to dispose of these shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       22,174
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.27%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 14147M106                                             13 G                   Page 4 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     OVMC III, L.P. ("OVMC III")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             443,500  shares,  of which  421,326
                                             are  directly  owned by OVP III and
                                             22,174  are  directly  owned by OVP
                                             III  EF.  OVMC  III is the  general
                                             partner  of OVP III and OVP III EF,
                                             and  Messrs.  Clute,  Langeler  and
                                             Waite, the general partners of OVMC
                                             III,  may be deemed to have  shared
                                             power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             443,500  shares,  of which  421,326
                                             are  directly  owned by OVP III and
                                             22,174  are  directly  owned by OVP
                                             III  EF.  OVMC  III is the  general
                                             partner  of OVP III and OVP III EF,
                                             and  Messrs.  Clute,  Langeler  and
                                             Waite, the general partners of OVMC
                                             III,  may be deemed to have  shared
                                             power to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       443,500
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                   [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.48%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 14147M106                                             13 G                   Page 5 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     George H. Clute
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             443,500  shares,  of which  421,326
                                             are  directly  owned by OVP III and
                                             22,174  are  directly  owned by OVP
                                             III EF. Clute is a general  partner
                                             of OVMC III, the general partner of
                                             OVP III and OVP III EF,  and may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                             SHARED DISPOSITIVE POWER
                                    8        443,500  shares,  of which  421,326
                                             are  directly  owned by OVP III and
                                             22,174  are  directly  owned by OVP
                                             III EF. Clute is a general  partner
                                             of OVMC III, the general partner of
                                             OVP III and OVP III EF,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       443,500
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                    [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.48%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 14147M106                                             13 G                   Page 6 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Gerard H. Langeler
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             443,500  shares,  of which  421,326
                                             are  directly  owned by OVP III and
                                             22,174  are  directly  owned by OVP
                                             III  EF.   Langeler  is  a  general
                                             partner  of OVMC III,  the  general
                                             partner  of OVP III and OVP III EF,
                                             and may be  deemed  to have  shared
                                             power to vote these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             443,500  shares,  of which  421,326
                                             are  directly  owned by OVP III and
                                             22,174  are  directly  owned by OVP
                                             III  EF.   Langeler  is  a  general
                                             partner  of OVMC III,  the  general
                                             partner  of OVP III and OVP III EF,
                                             and may be  deemed  to have  shared
                                             power to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       443,500
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                    [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.48%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 14147M106                                             13 G                   Page 7 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Charles P. Waite, Jr.
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             443,500  shares,  of which  421,326
                                             are  directly  owned by OVP III and
                                             22,174  are  directly  owned by OVP
                                             III EF. Waite is a general  partner
                                             of OVMC III, the general partner of
                                             OVP III and OVP III EF,  and may be
                                             deemed to have shared power to vote
                                             these shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             443,500  shares,  of which  421,326
                                             are  directly  owned by OVP III and
                                             22,174  are  directly  owned by OVP
                                             III EF. Waite is a general  partner
                                             of OVMC III, the general partner of
                                             OVP III and OVP III EF,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       443,500
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                    [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.48%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages



ITEM 1(A).        NAME OF ISSUER

                  Cardima, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  47266 Benicia Street
                  Fremont, CA 94538-7330

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Olympic Venture Partners III, L.P. ("OVP III"), OVP III Entrepreneurs Fund, L.P. ("OVP III EF"), OVMC III, L.P. ("OVMC III"), and Messrs. Clute, Langeler, and Waite. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  OVMC III is the general partner of OVP III and OVP III EF and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by OVP III. Clute, Langeler and Waite are the general partners of OVMC III, and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by OVP III and OVP III EF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Olympic Venture Partners
                  2420 Carillon Point
                  Kirkland, WA 98033

ITEM 2(C)         CITIZENSHIP

                  OVP III is a Delaware limited partnership, OVP III EF is a Delaware limited partnership, and Clute, Langeler, and Waite are United States citizens.

ITEM 2(D) AND (E).                 TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 14147M106

ITEM 3.           Not Applicable

                                                              Page 9 of 13 Pages



ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997.

                    (a)  Amount beneficially owned:

                         See Row 9 of cover  page for each  Reporting Person.

                    (b)  Percent of Class:

                         See Row 11 of cover page for each  Reporting Person.

                    (c)  Number of shares as to which such person has:

                         (i)  Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                       (iii)  Sole   power  to   dispose   or  to   direct   the
                              disposition of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared   power  to   dispose   or  to  direct  the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Under   certain   circumstances   set  forth  in  the  limited
partnership agreements of OVP III and OVP III EF, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

                                                             Page 10 of 13 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                                             Page 11 of 13 Pages
                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998




                                        /s/ George H. Clute
                                        ----------------------------------------
                                        George H.  Clute,  individually,  and on
                                        behalf of OVP III, in his  capacity as a
                                        general partner of OVMC III, the general
                                        partner of OVP III, on behalf of OVP III
                                        EF, in his capacity as a general partner
                                        of OVMC III, the general  partner of OVP
                                        III EF, and on behalf of OVMC III in his
                                        capacity as a general partner thereof.




                                        /s/ Gerard H. Langeler
                                        ----------------------------------------
                                        Gerard H. Langeler



                                        /s/ Charles P. Waite, Jr.
                                        ----------------------------------------
                                        Charles P. Waite, Jr.

                                                             Page 12 of 13 Pages



                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                Page 13

                                                             Page 13 of 13 Pages
                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Cardima, Inc shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this 6th day of February, 1998.






                                        /s/ George H. Clute
                                        ----------------------------------------
                                        George H.  Clute,  individually,  and on
                                        behalf of OVP III, in his  capacity as a
                                        general partner of OVMC III, the general
                                        partner of OVP III, on behalf of OVP III
                                        EF, in his capacity as a general partner
                                        of OVMC III, the general  partner of OVP
                                        III EF, and on behalf of OVMC III in his
                                        capacity as a general partner thereof.




                                        /s/ Gerard H. Langeler
                                        ----------------------------------------
                                        Gerard H. Langeler




                                        /s/ Charles P. Waite, Jr.
                                        ----------------------------------------
                                        Charles P. Waite, Jr.